Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated effective January 1, 2009, by and among APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Richard E. Maroun (the “Executive”) and, solely for the purposes of guaranteeing the Company’s obligations under Section 5 of this Agreement, Fresenius SE, a societas europaea organized under the laws of Germany (the “Parent”).

WHEREAS, on September 10, 2008 the Company became an indirect subsidiary of the Parent;

WHEREAS, the Company desires to have the Executive continue to serve as the Company’s Executive Vice President/General Counsel, on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to accept such service, subject to the terms and conditions of this Agreement and;

WHEREAS, this Agreement shall wholly-replace and supersede the Retention Agreement, dated May 23, 2008 in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually, a “Party” and together, the “Parties”) agree as follows:

1. Effective Date. The “Effective Date” shall mean January 1, 2009.

2. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for a period commencing on the Effective Date and ending on December 31, 2011, unless earlier terminated as provided for herein. Notwithstanding the foregoing, commencing on January 1, 2012 and each January 1 thereafter (each, deemed an “Extension Effective Date”), the term of this Agreement shall be extended, without further action by the Company or the Executive, for successive periods of twelve (12) months each, unless either Party shall have given nine (9) months’ advance notice to the other Party, in the manner set forth in Section 8(b) below, prior to the Extension Effective Date in question (that is, no later than April 1, 2011, etc.), that the term of this Agreement that is in effect at the time such notice is given is not to be extended or further extended, as the case may be (the period of such employment to be called the “Employment Period”).

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as the General Counsel of the Company, with such duties and responsibilities as are commensurate with such position, and shall report directly to the Chief Executive Officer of the Company. The Executive’s principal location of employment shall be Los Angeles, California; provided, however, that the Executive will be required under reasonable business circumstances to travel outside of the principal location of employment in connection with performing his duties under this Agreement. It is expected that Executive will spend not more than 50% of his working time in the principal headquarters of the Company in Schaumburg, Illinois or attending to Company business in locations other than Los Angeles, California unless otherwise agreed to by Executive and the Chief Executive Officer of the Company.

(ii) The Executive agrees that during the Employment Period, he shall devote all of his business time, energies and talents to serving as the Company’s General Counsel, and shall perform his duties conscientiously and faithfully subject to the lawful directions of the Chief Executive Officer of the Company, and in accordance with each of the corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct of the Company. The Company acknowledges that Executive served as General Counsel and CAO for Abraxis Bioscience, Inc. (“Abraxis”), and since the separation of Abraxis and Company Executive has performed certain services under the Transition Services Agreement dated November 13, 2007 and entered into between Abraxis and Company. The Company agrees that Executive may continue to perform such services under the Transition Services Agreement through June 30, 2009.

(iii) Except as set forth in Section 3(a)(ii) and on Schedule 3(a)(iii), during the Employment Period, the Executive shall not, without the prior written consent of the Chief Executive Officer of the Company: (A) render or perform services of a business, professional or commercial nature other than to or for the Company or any of its affiliates or subsidiaries, either alone or as an employee, consultant, director, officer or partner of another business entity (including serving on boards of directors), whether or not for compensation or (B) plan or otherwise take any preliminary steps, either alone or in concert with others, to establish or engage in any business activity that would compete with the current or proposed businesses of the Company or any of its affiliates or subsidiaries.

(a) Compensation.

(i) Base Salary. As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at an annual rate of $480,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regularly established payroll practice. The Company shall conduct an annual review of the Base Salary and may increase (but not decrease) such Base Salary in its sole discretion, based on the performance of the Executive and the Company.

(ii) Annual Bonus. With respect to each calendar year during the Employment Period the Executive shall receive a cash bonus of up to $780,000, based on the achievement of the Company EBITDA targets set forth on Exhibit A to this Agreement (the “Annual Bonus”) and payable in a single lump sum cash payment not later than March 15 following the conclusion of the calendar year in which the Annual Bonus is earned.

(iii) Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation for each calendar year or pro-ratable part thereof. In addition, the Executive shall be entitled to all paid holidays typically granted to executive officers of the Company generally.

(iv) Benefits and Perquisites. The Executive shall be entitled to participate on a comparable basis in all employee benefit plans and to all perquisites which shall be made available from time-to-time to executive officers of the Company generally (including, but not limited to, equity-based and other long-term incentive plans, qualified and non-qualified retirement and deferred compensation plans, medical, dental and other welfare plans, and executive short-term disability insurance, and executive long-term disability insurance and supplemental income protection, health club reimbursement, estate and financial planning services and supplemental life insurance). The Executive acknowledges and agrees that the Company may, in its discretion, terminate at any time or modify from time-to-time any such employee benefit plans or perquisites for any and all beneficiaries thereof.

(v) Company Automobile Lease. The Executive shall be entitled to an automobile lease allowance during the Employment Period at the Company’s expense in an amount of $1,000 per month.

(vi) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company as may be in effect from time-to-time for executive officers of the Company generally.

4. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.

(b) Disability. If the Executive experiences a Disability (within the meaning of the applicable disability plan, program or arrangement of the Company, as in effect from time to time) during the Employment Period, the Company may provide the Executive with a Notice of Termination in accordance with Section 4(f) below of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate immediately upon the receipt of such Notice of Termination by the Executive.

(c) Cause. The Executive’s employment may be terminated by the Company during the Employment Period other than for Cause upon the Company providing a Notice of Termination to the Executive of its intention to so terminate the Executive’s employment in accordance with Section 4(f) below. The Executive’s employment may be terminated by the Company for Cause if: (A) the Company provides the Executive with a Notice of Termination in accordance with Section 4(f) of this Agreement within thirty (30) days after the Company’s discovery of the occurrence or existence of an event or circumstance set forth in this Section 4(c), which notice shall specifically identify the event or circumstance that the Company believes constitutes Cause and (B) the Executive fails to correct the circumstance or event so identified within 60 days after the receipt of such notice. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s dishonesty, willful misconduct or gross negligence in the performance of his duties to or for the Company or any of its affiliates or subsidiaries;

(ii) the Executive’s willful material misrepresentation at any time to or on behalf of the Company or any of its affiliates or subsidiaries;

(iii) the Executive’s intentional failure or refusal to perform his reasonably assigned duties;

(iv) the Executive’s commission of any felony, or any other crime (whether or not a felony) involving dishonesty, fraud or breach of trust;

(v) the Executive’s willful or grossly negligent failure to comply with any written rules, regulations, policies or procedures of the Company or any of its affiliates or subsidiaries; or

(vi) the Executive’s material breach of the provisions of Section 6 of this Agreement.

(d) Good Reason. The Executive’s employment may be voluntarily terminated by the Executive with Good Reason if: (A) an event or circumstance set forth in the clauses of this Section 4(d) below shall have occurred and the Executive provides the Company with a Notice of Termination in accordance with Section 4(f) below within thirty (30) days after the Executive has knowledge of the initial occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason and (B) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:

(i) There is a reduction in the Executive’s status or responsibilities which represents a material and adverse change from the Executive’s overall status or responsibilities, taken as a whole, in reference to the status or responsibilities contemplated by Section 3(a);

(ii) The Executive is required to be based at any place outside of fifty (50) mile radius from Los Angeles, California without his written consent, except for travel which is reasonably necessary in connection with the Company’s business or his responsibilities;

(iii) Any material breach of the Agreement by the Company, including but not limited to, the failure to pay or provide compensation and benefits in accordance with Section 3 (b) hereof;

(iv) Delivery by the Company of a notice of non-extension pursuant to Section 2; or

(v) Any failure by the Successor (as defined in Section 8(j) below) to assume and agree to perform the Company’s obligations hereunder.

(e) Voluntary Termination. The Executive may voluntarily terminate his employment under this Agreement without Good Reason by providing a Notice of Termination to the Company of his intention to so terminate his employment in accordance with Section 4(f) below. Such termination shall not be deemed to be a breach of this Agreement.

(f) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than death) shall be communicated by a written notice (“Notice of Termination”) to the other Party hereto in accordance with Section 8(b) below. The “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated by the Executive’s death, the date of his death,

(ii) if the Executive’s employment is terminated by the Company for Cause or Disability, the date specified in the Notice of Termination and

(iii) if the Executive’s employment is terminated under any circumstances other than those described in clause (i) or (ii) immediately preceding, the date specified in the Notice of Termination which shall not be less than ninety (90) days from the date such Notice of Termination is given.

(g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company, the Executive shall immediately resign from all positions which he holds or has ever held with the Company or any of its affiliates or subsidiaries (and with any other entities with respect to which the Company has requested the Executive to perform services). The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request of the Company, but he shall be treated for all purposes as having so resigned upon the Date of Termination, regardless of when or whether he executes any such documentation.

5. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause. If during the Employment Period, (A) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (B) the Executive shall terminate employment with Good Reason:

(i) the Company shall pay to the Executive no later than the next regularly scheduled paycheck after the Date of Termination, (or for any Annual Bonus portion, as soon thereafter as it can be calculated with reasonable certainty and only as to that portion), the sum of the Executive’s: (i) accrued but unpaid Base Salary; (ii) accrued but unused Vacation time; (iii) any other accrued but unpaid perquisites; (iv) any accrued but unpaid Annual Bonus through the Date of Termination, to the extent not previously paid; and (v) the Executive’s business expenses deemed reimbursable pursuant to Section 3(b)(vi), but which have not yet been reimbursed by the Company as of the Date of Termination (collectively, the “Obligations”);

(ii) the Company shall pay to the Executive an amount equal to the sum of: (A) eighteen (18) months of the Executive’s then-current annual Base Salary at the highest rate in effect during the twelve (12) month period immediately preceding the Date of Termination and (B) fifty percent (50%) of the Annual Bonus paid or payable to the Executive for the most recently completed calendar year. The amount shall be paid in substantially equal installments in accordance with the Company’s regularly established payroll practice during the twelve (12) month period immediately following the Date of Termination;

(iii) the Company shall continue to provide the benefits to the Executive (medical, dental, prescription drug only) during the eighteen (18) month period immediately following the Date of Termination;

(iv) the Company shall continue to provide Executive’s automobile lease allowance during the eighteen (18) month period immediately following the Date of Termination or until the expiration of this Agreement on December 31, 2011, whichever occurs first; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice, contract or agreement, including all accrued but unused vacation (other than any severance plan, program, policy or practice, contract or agreement) of the Company and its affiliates and subsidiaries (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, contract or agreement, based on accrued benefits through the Date of Termination.

(vi) Except with respect to payments and benefits under Sections 5(a)(i) and 5(a)(iv), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and subsidiaries.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligation(s) to the Executive, other than the obligation to pay or provide to the Executive the Obligations and the timely payment or provision of the Other Benefits.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives, other than the obligation to pay or provide to the Executive’s beneficiaries the Obligations and the timely payment or provision of the Other Benefits.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Obligations and the timely payment or provision of the Other Benefits, including any applicable disability benefits.

6. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

(a) Unauthorized Disclosure and Use. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and other forms of information considered by the Company to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”); provided, however, that information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Executive shall not be considered to be Confidential Information.

The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the

Executive shall provide the Company with written notice in accordance with Section 8(b) below of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment.

This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

(b) Non-Competition. By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for a twelve-month period following the Date of Termination (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, however, that in no event (A) shall ownership by the Executive of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 6(b), so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof, nor (B) shall being employed by a Person that is a Restricted Enterprise, standing alone, be prohibited by this Section 6(b), so long as (i) such Person has more than one discrete and readily distinguishable part of its business, (ii) the Executive’s duties are not at or involving the part of such Person that is the Restricted Enterprise, including, without limitation, serving in a capacity where any Person involved in the Restricted Enterprise reports to the Executive and (iii) the Executive notifies the Company of employment with such Person prior to commencement of his or her employment with such Person.

For purposes of this Section 6(b), “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) the generic injectable pharmaceutical industry. During the twelve-month period following the Date of Termination, upon the request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

(c) Non-Solicitation of Employees. During Executive’s employment with the Company and for a twelve (12) month period following the Date of Termination, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment or consulting services any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee or consultant of the Company.

(d) Non-Solicitation of Customers. During the Restriction Period, the Executive shall not (A) contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person which has a business relationship with the Company to terminate, curtail or otherwise limit such business relationship, or (B) solicit, other than on behalf of the Company, any Person that the Executive knows or should have known (i) is a current customer of the Company, (ii) was, within twelve months prior to the date of such solicitation, a customer of the Company or (iii) is a Person with respect to which the Company has, within the twelve months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of the Company.

(e) Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company (the “Developments”).

Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq., that are owned ab initio by the Company, the Executive assigns, to the maximum extent permitted by California Labor Code section 2870, all of his right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefore, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq., are owned upon creation by the Company as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company therein. These obligations shall continue beyond the end of the Executive’s employment with the Company, with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.

In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 6(d), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this section with the same legal force and effect as if executed by the Executive.

(f) Remedies. The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return to the Company any portion of severance payments that have been paid to him. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 6 are reasonable and necessary to protect the businesses of the Company because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

(g) Definition of Company. For purposes of this Section 6, the “Company,” as used above, shall be construed to include the Company and its Parent, subsidiaries and affiliates.

(h) Survival. The provisions of this Section 6 shall survive the termination of the Executive’s employment with the Company, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.

7. Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. The Company may, without the consent of the Executive, assign this Agreement to any entity that is a successor to: (a) all or substantially all of the business and/or assets of the Company or (b) that portion of the business and/or assets of the Company to which the Executive’s services relate.

For purposes of this Agreement, (i) any reference to “the Company” herein shall be deemed to be a reference to any such successor of the Company and (ii) no transfer of the Executive’s employment which occurs in connection with any event that results in such a successor shall be deemed to be a termination of the Executive’s employment for any purpose under this Agreement or otherwise.

8. Miscellaneous.

(a) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Illinois, without giving effect to the conflicts of law principles thereof.

(b) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

APP Pharmaceuticals

1501 East Woodfield Road, Suite 300 East

Schaumburg, Illinois 60173

Attn: James Callanan

If to the Executive, to:

The last home address the Company

maintains in its records for the Executive

Any such notice or communication shall be deemed to have been received: (A) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (B) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (C) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent) and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(c) Validity; Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this Agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(d) Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, however, that the observance of any provision of this Agreement may be waived in writing signed by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise specifically provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any right, power or remedy.

(e) Cooperation. Following the termination of the Executive’s employment for any reason, the Executive agrees to cooperate with the Company upon the Company’s request and to be available to the Company with respect to matters arising out of the Executive's services to the Company at reasonable times and places and upon reasonable notice. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Company in writing.

(f) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Waiver; Strict Construction. Subject to the provisions of Section 8(d) the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement; Effect on Prior Agreement. This Agreement shall constitute the entire agreement between the Parties, and shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original; but, all such counterparts shall together constitute one and the same instrument.

(j) Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company whether by merger or otherwise (a “Successor”).

(k) No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 409A. If at the time the Executive becomes entitled to any severance payments or any other termination payment from the Company (collectively referred to as the “Severance”), the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”)), then no Severance considered deferred compensation under Section 409A and not subject to an exception or exemption thereunder shall be paid to the Executive until the date that is six (6) months after the Executive’s date of termination (or, if later, six (6) months after the Executive has incurred a “separation from service” as defined in Section 409A). For purposes of determining whether Severance payable on payroll dates occurring on or prior to March 15 of the year following the year that includes the date of termination are exempt from Section 409A as short-term deferrals, each Severance payment shall be considered a separate payment for purposes of Section 409A. Any Severance that would otherwise have been paid to the Executive during this six-month period that is not exempt from Section 409A shall instead be aggregated and paid to the Executive on the date that is six (6) months after the Executive’s date of termination. Any Severance to which the Executive is entitled to be paid after the date that is six (6) months following the Executive’s date of termination or separation from service, as applicable, shall be paid to the Executive in accordance with the applicable schedule. It is intended that this Agreement will comply with Section 409A to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent.

The Company and the Executive agree to amend (including retroactively) this Agreement in order to comply with Section 409A, including amending to facilitate the ability of the Executive to avoid the imposition of, or reduce the amount of, any Section 409A tax or penalties; to the extent that any such amendment will, under Section 409A, have the intended effect. Notwithstanding the foregoing, in the event that any payment, benefit, or distribution to or for the benefit of the Executive, whether paid, payable, provided, distributed or distributable pursuant to the terms of this Agreement or otherwise, (a “Payment”) would be subject to the penalty taxes imposed by Section 409A or any interest or penalties with respect to such penalty tax (such penalty tax, together with any such interest or penalties, are hereinafter referred to as the “409A Tax”), the Company shall pay to the Executive an additional payment (a “Section 409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties with respect to such taxes), the Executive retains an amount of the Section 409A Gross-Up Payment equal to the 409A Tax imposed upon the Payment. Any Section 409A Gross-Up Payment shall be paid by the Company to the Executive in a lump sum within thirty (30) days after the Executive remits the 409A Tax to the relevant taxing authority. The Company and the Executive shall reasonably cooperate to provide full effect to this provision and the consent to any amendment described in this subsection shall not be unreasonably withheld by either party.

9. Indemnification. The Executive will be covered by the officer and director insurance program of the Fresenius SE group and entitled to indemnification to the fullest extent under the Amended and Restated By-Laws of Fresenius Kabi Pharmaceuticals Holding, Inc. dated September 10, 2008 (or as those by-laws are amended thereafter), Nothing in this Agreement, however, will require the Company to provide indemnification in any situation where indemnification would violate any applicable law.

10. Attorneys’ Fees. In any action or proceeding which either party brings against the other to enforce its rights hereunder, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys’ fees, which amounts shall be a part of the judgment in said action or proceeding

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board of Management of Fresenius Kabi AG, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

APP PHARMACEUTICALS, INC.

By:	/s/ Thomas Silberg
Name:	Thomas Silberg, CEO

Agreed and Accepted:

/s/ Richard Maroun
Richard Maroun

EXHIBIT A

Company EBITDA Targets

EBITDA (Millions)	Cash Bonus Award
0	0
20	20,000
50	60,000
100	120,000
200	180,000
300	240,000
400	320,000
450	400,000
500	480,000
550	540,000
600	600,000
650	660,000
700	700,000
750	740,000
800	780,000

In the event EBITDA falls between the amounts set forth above, the Cash Bonus shall be determined based upon straight-line interpolation. For example, if EBITDA is $350 million, the Cash Bonus Award shall be $280,000, which corresponds to the fact that $350 million is one half of the way between the $300 million, and $400 million EBITDA amounts set forth above.

Schedule 3(a)(iii)

1. Board of Trustees Alliant International University